SECURITIES AND EXCHANGE COMMISSION
			   Washington, D.C.  20549
			    ---------------------
				  FORM 8-A/A
				AMENDMENT NO. 4


	   Amending Form 8-A Filed December 19, 1989, as amended by
			 Form 8 Filed November 7, 1990
		       Form 8-A/A Filed April 6, 1994 and
			 Form 8-A/A Filed March 5, 1998

	       FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
		      PURSUANT TO SECTION 12(b) OR (g) OF THE
			 SECURITIES EXCHANGE ACT OF 1934

			  OHIO CASUALTY CORPORATION
---------------------------------------------------------------------------
	      (Exact name of registrant as specified in its charter)


	       Ohio                                       31-0783294
---------------------------------------              ----------------------
(State of incorporation or organization)               (I.R.S. Employer
						      Identification No.)



136 North Third Street, Hamilton, Ohio                      45025
----------------------------------------                 ------------
(Address of principal executive offices)                  (ZIP Code)


       Securities to be registered pursuant to Section 12(b) of the Act:


						Name of each exchange on which
Title of each class registered                  each class is registered
------------------------------                  -------------------------
	 None                                         Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

			  Common Stock Purchase Rights
		       ---------------------------------
			       (Title of Class)




			      Page 1 of 12 Pages

		This Form 8-A/A amends and supplements the Form 8-A filed by Ohio Casualty Corporation (the "Company") with the Securities and Exchange Commission ("SEC") on December 19, 1989, as previously amended by the Form 8 filed with the SEC on November 7, 1990, the Form 8-A/A filed with the SEC on April 6, 1994, and the Form 8-A/A filed with the SEC on March 5, 1998 with respect to Common Share Purchase Rights (the "Form 8-A").

Item 1.  Description of Securities to be Registered.
	 -------------------------------------------
		Item 1 of the Form 8-A is amended by substituting the following:

		On December 15, 1989, the Board of Directors of Ohio Casualty Corporation (the "Company") declared a dividend distribution of one Right for each outstanding common share, par value twelve and one-half cents ($0.125) per share (the "Common Stock"), of the Company to shareholders of record at the close of business on December 29, 1989. The Rights were issued upon the terms and subject to the conditions set forth in a Rights Agreement, dated as of December 15, 1989, as amended (the "Prior Rights Agreement").

		On February 19, 1998, the Board of Directors of the Company adopted amendments to the Prior Rights Agreement (the "Amendments"), which are incorporated in an Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of February 19, 1998, between the Company and First Chicago Trust Company of New York, as Rights Agent, which supersedes the Prior Rights Agreement. A copy of the Rights Agreement is included as an exhibit hereto and is incorporated herein by reference.

		As of the date hereof (July 1, 1999), there is associated with each outstanding share of Common Stock one-half of one Right. Each whole Right, when exercisable, entitles the registered holder to purchase from the Company one share of Common Stock at a price of Two Hundred Fifty Dollars ($250.00) per share, subject to adjustment. The Company has declared a share dividend (the "Stock Split") on the basis of one additional share of Common Stock for every share issued. The Stock Split will be distributed on or about July 22, 1999, to holders of record of the Common Stock on July 1, 1999. In accordance with the Rights Agreement and in connection with the Stock Split, effective on the date of the distribution of the Stock Split, the Rights will be automatically adjusted so that each outstanding share of Common Stock (including shares issued pursuant to the Stock Split) will be accompanied by one-half of



			       Page 2 of 12 Pages
one Right to purchase one share of Common Stock at an adjusted purchase price of One Hundred Twenty Five Dollars ($125.00) per share.

		The following is a summary of the terms of the Rights as set forth in the Rights Agreement:

		The Rights (or fractional Rights) are attached to all Common Stock certificates representing outstanding shares, and no separate Right certificates have been distributed. Until the earlier to occur of (i) the close of business on the tenth business day after the first date of a public announcement (the "Stock Acquisition Date") that, without the prior approval of the Company's Board of Directors, a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company or (ii) the close of business on the tenth business day (or such later date and time as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming an Acquiring Person (the earlier of (i) and (ii) above being called the "Distribution Date"), the Rights will be evidenced by the Common Stock certificates and not by separate Right certificates.

		The following persons are excluded from the definition of Acquiring Person: the Company or any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary or any entity holding shares of Common Stock organized, appointed or established by the Company or a subsidiary for or pursuant to any such plan, and Joseph L. Marcum and any Affiliate or Associate of Joseph L. Marcum. No person shall become an Acquiring Person as the result of an acquisition of Common Stock by the Company or as a result of having received Common Stock through a gift, bequest, inheritance or by operation of law upon the death of an individual; provided, however, that if a Person becomes the beneficial owner of 20% or more of the shares of Common Stock of the Company by reason of shares purchased by the Company or any such gift, bequest or inheritance and, after such time, becomes the beneficial owner of additional shares while such Person is a beneficial owner of 20% or more of the shares of Common Stock then outstanding, then such person will be deemed to be an Acquiring Person (unless such acquisition has been approved by the Board of Directors). The Rights Agreement provides that,



			      Page 3 of 12 Pages
in the event a person shall become an Acquiring Person inadvertently, and such person divests as promptly as practicable a sufficient number of shares so that such person would no longer be an Acquiring Person, then such person shall not be deemed an Acquiring Person. The Rights Plan also provides that neither First Financial Bancorp., Hamilton, Ohio, nor any officer, director, employee, Affiliate or Associate of First National Bancorp. or of any Affiliate of First National Bancorp. shall be deemed a beneficial owner of Common Stock which is held by First Financial Bancorp. or any of its Affiliates in a fiduciary or custodial capacity, other than shares as to which any such excluded person has an actual ownership interest.

		The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with Common Stock certificates. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued upon transfer or new issuance of the Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock (with or without a Summary of Rights attached) will also constitute the transfer of the Rights (or fractional Rights) associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

		The Rights are not exercisable until the Distribution Date. The Rights will expire on the earlier of (i) December 15, 2009, or (ii) the date of redemption by the Company as described below.

		The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for Common Stock, certain convertible securities or securities having the same or more favorable rights, privileges and preferences as the Common Stock at less than the current market price of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of



			       Page 4 of 12 Pages
indebtedness or assets (excluding regular quarterly cash dividends out of earnings or retained earnings and dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above). In addition to or in lieu of any such adjustments, the Board of Directors has the authority to make such adjustments to the exercise price of the Rights, the number of shares of Common Stock eligible for purchase on exercise of each Right or the number of Rights outstanding as it deems appropriate in the circumstances and not inconsistent with the objectives of the Board in adopting the Rights Agreement.

		In the event that, following the Stock Acquisition Date, the Company is involved in a merger or consolidation (other than a merger or consolidation which would result in all of the voting power represented by the securities of the Company outstanding prior thereto continuing to represent all of the voting power of the surviving company and the holders of such securities not having changed as a result thereof), or 50% or more of the assets or earning power of the Company and its subsidiaries are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a whole Right shall thereafter have the right to receive (unless the Rights have been redeemed as described below) upon the exercise thereof at the then-current exercise price of the whole Right, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Merger Right").

		In the event that a person becomes an Acquiring Person, proper provision shall be made so that each holder of a whole Right will, for a 60-day period commencing on the eleventh business day after the Stock Acquisition Date (or for a period of 60 days following the effective date of the relevant registration statement), have the right to receive (unless the Rights have been redeemed as described below) upon exercise thereof at the then-current exercise price of the Right that number of shares of Common Stock of the Company having a market value of two times the exercise price of the Right, to the extent sufficient shares are legally available therefor, and then (after all legally available shares of Common Stock have been issued) a common stock equivalent (such as preferred stock, if then authorized and legally available therefor, or another equity security with at



			       Page 5 of 12 Pages
least the same economic value as the common), having a market value of two times the exercise price of the Right, with Common Stock to the extent available being issued first (such right being called the "Subscription Right"). If the Company is unable to cause sufficient shares of Common Stock and/or common stock equivalents to be available for issuance upon exercise of the Rights, each Right shall thereafter represent the right to receive an adjusted number of shares of Common Stock and/or common stock equivalents at an adjusted purchase price, such adjustments to be made in accordance with the Rights Agreement. The holder of a Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right.

		Upon the occurrence of any of the events giving rise to the exercisability of the Subscription Right or the Merger Right, any Rights (including fractional Rights) that are or were beneficially owned by an Acquiring Person on or after the earlier of the Distribution Date or the Stock Acquisition Date shall become void insofar as they relate to the Subscription Right or the Merger Right and any holder of such Rights will have no right to exercise such Rights insofar as they relate to the Subscription Right or the Merger Right.

		With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

		At any time prior to the earlier to occur of (i) the close of business on the tenth business day after the Stock Acquisition Date or (ii) the close of business on the date of expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $0.0050 per whole Right (the "Redemption Price"), which redemption shall be effective upon the action of the Board of Directors of the Company. Additionally, the Company may thereafter redeem the then-outstanding Rights in whole, but not in part, at the Redemption Price following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as no person beneficially owns 20% or more of the outstanding shares of Common Stock of the Company. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.



			       Page 6 of 12 Pages

		The terms of the Rights may be amended by the Company and the Rights Agent without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 20% to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after the Distribution Date, no such amendment may adversely affect the interests of the holders of the Rights.

		Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

		A copy of the Rights Agreement has been filed with the Securities and Exchange Commission (the "Commission") as an Exhibit to a Current Report on Form 8-K. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.







			       Page 7 of 12 Pages

			       Item 2.  Exhibits.
					---------
		Item 2 is hereby amended in its entirety as follows:

Exhibit No.                  Description                        Page No.
-----------                  -----------                        ---------
   1, 2              Rights Agreement dated as of          Filed as Exhibit to
		     December 15, 1989, between            the Ohio Casualty
		     Ohio Casualty Corporation             Corporation Form 8-A
		     and Mellon Bank, N.A., which          dated December 15,
		     includes as Exhibit A the form        1989, filed with SEC
		     of Rights Certificate                 on December 19, 1989

     3               Letter sent to the shareholders       Filed as Exhibit to
		     of Ohio Casualty Corporation          the Ohio Casualty
		     with regard to the adoption           Corporation Form 8-A
		     of the Rights Agreement and           dated December 15,
		     the issuance of the Rights            1989, filed with SEC
		     on December 19, 1989

     4               First Supplement to Rights            Filed as an Exhibit
		     Agreement dated as of                 to a Form 8 Amend-
		     February 28, 1990                     ment to the Ohio
							   Casualty Corporation
							   Form 8-A, which
							   amendment was dated
							   October 30, 1990,
							   and was filed with
							   the SEC on November 7,
							   1990

     5               Second Supplement to Rights           Filed as an Exhibit
		     Agreement dated as of                 to a Form 8 Amend-
		     October 17, 1990                      ment to the Ohio
							   Casualty Corporation
							   Form 8-A, which amend-
							   ment was dated
							   October 30, 1990,
							   and was filed with
							   the SEC on November 7,
							   1990

     6               Conformed copy of Third               Filed as Exhibit to
		     Supplement to Rights Agree-           a Form 8-A/A dated
		     ment dated as of March 15,            April 1, 1994, and
		     1994                                  filed with the SEC
							   on April 16, 1994


			       Page 8 of 12 Pages

     7               Certificate of Adjustment             Filed as Exhibit to
		     by the Company dated as of            a Form 8-A/A dated
		     April 1, 1994                         April 1, 1994, and
							   filed with the SEC
							   on April 16, 1994

     8               Amended and Restated Rights           Filed as Exhibit to
		     Agreement dated as of                 a Form 8-A/A dated
		     February 19, 1998, between            February 19, 1998
		     Ohio Casualty Corporation             and filed with the
		     and First Chicago Trust Company       SEC on March 5, 1998
		     of New York, as Rights Agent,
		     which includes as Exhibit A
		     the form of Rights Certificate

     9               Certificate of Adjustment by
		     the Company dated as of
		     July 1, 1999





				     SIGNATURE

	Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

						     OHIO CASUALTY CORPORATION



Date:  July 1, 1999                                  By: Lauren N. Patch
							 -----------------------
							 Its President and Chief
							    Executive Officer











			     Page 9 of 12 Pages

			     INDEX TO EXHIBITS
			     -----------------
Exhibit No.             Description                        Page No.
-----------             -----------                        --------
   1, 2         Conformed copy of Rights Agreement      Filed as Exhibit to
		dated as of December 15, 1989,          the Ohio Casualty
		between Ohio Casualty Corporation       Corporation Form 8-A
		and Mellon Bank, N.A., which            dated December 15,
		includes as Exhibit A the form          1989, filed with SEC
		of Rights Certificate                   on December 19, 1989

     3          Form of letter to be sent to the        Filed as Exhibit to
		shareholders of Ohio Casualty           the Ohio Casualty
		Corporation with regard to the          Corporation Form 8-A
		adoption of the Rights Agree-           dated December 15,
		ment and the issuance of the            1989, filed with SEC
		Rights                                  on December 19, 1989

     4          Conformed copy of First Supple-         Filed as an Exhibit
		ment to Rights Agreement dated          to a Form 8 Amend-
		as of February 28, 1990                 ment to the Ohio
							Casualty Corporation
							Form 8-A, which
							amendment was dated
							October 30, 1990,
							and was filed with
							the SEC on November 7,
							1990

     5          Conformed copy of Second                Filed as an Exhibit
		Supplement to Rights Agree-             to a Form 8 Amend-
		ment dated as of October 17,            ment to the Ohio
		1990                                    Casualty Corporation
							Form 8-A, which
							amendment was dated
							October 30, 1990,
							and was filed with
							the SEC on November 7,
							1990

     6          Conformed copy of Third                 Filed as Exhibit to
		Supplement to Rights Agree-             a Form 8-A/A dated
		ment dated as of March 15,              April 1, 1994, and
		1994                                    filed with the SEC
							on April 16, 1994


			     Page 10 of 12 Pages

     7          Certificate of Adjustment               Filed as Exhibit to
		by the Company dated as of              a Form 8-A/A dated
		April 1, 1994                           April 1, 1994, and
							filed with the SEC
							on April 16, 1994

     8          Amended and Restated Rights             Filed as Exhibit to
		Agreement dated as of                   a Form 8-A/A dated
		February 19, 1998, between              February 19, 1998
		Ohio Casualty Corporation               and filed with the
		and First Chicago Trust Company         SEC on March 5, 1998
		of New York, as Rights Agent,
		which includes as Exhibit A
		the form of Rights Certificate

     9          Certificate of Adjustment by                    12
		the Company dated as of
		July 1, 1999



















			     Page 11 of 12 Pages

								   EXHIBIT 9
								   ---------

			 OHIO CASUALTY CORPORATION

		     CERTIFICATE OF ADJUSTMENT TO THE
		       RIGHTS ISSUED PURSUANT TO THE
		   AMENDED AND RESTATED RIGHTS AGREEMENT


This Certificate is issued pursuant to Section 12 of the Amended and Restated Rights Agreement dated as of February 19, 1998, between Ohio Casualty Corporation (the "Company") and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"). Capitalized terms used herein without definition shall have the definitions given to them in the Rights Agreement.

Each whole Right issued pursuant to the Rights Agreement currently evidences the right to purchase one common share, par value $.125 per share, of the Company ("Common Stock") at a purchase price of Two Hundred Fifty Dollars ($250.00) per share subject to the terms and conditions of the Rights Agreement. One-half of a whole Right is currently attached to each outstanding share of Common Stock. As a result of a two-for-one share split of the Common Stock (the "Stock Split") to be effected by the Company on or about July 22, 1999, and by operation of Section 11 of the Rights
Agreement, each whole Right will evidence the right to purchase one share of Common Stock at the adjusted purchase price of One Hundred Twenty-Five Dollars ($125.00) per share of Common Stock. Following the Stock Split, one-half of a whole Right will be attached to each outstanding share of Common Stock, including the shares issued pursuant to the Stock Split. These adjustments are necessary to maintain the economic equivalency of the Rights after the Stock Split. The adjustments to the Rights described in this Certificate will be effective upon the date of distribution of the Stock Split.

						OHIO CASUALTY CORPORATION



						By Lauren N. Patch
						  ----------------------------
						  Lauren N. Patch, President
						   and Chief Executive Officer

						Dated:  July 1, 1999





			    Page 12 of 12 Pages